Exhibit 99.1

FOR IMMEDIATE RELEASE
Old Market CC	Contact: Charles Krebs	NASDAQ: OMCC
Old Market Capital Corporation Corporate Headquarters 1601 Dodge St., Suite 3350 Omaha, NE, 68102	CFO Ph # (402) 658-0809	Website: www.nicholasfinancial.com Future Website: www.oldmarketcapital.com

Old Market Capital Announces

Approval of RUS Loan

November 7, 2024 – Omaha, Nebraska – Old Market Capital Corporation (NASDAQ: OMCC) (the "Company") announced that its subsidiary, Amplex Electric, Inc. has received formal approval from the United States Department of Agriculture that funding was approved for a loan of up to approximately $21.3M awarded under the Rural Development Broadband ReConnect Program. The Company has five years to draw funds under this loan which expires October 31, 2029.

The Company intends to use the loan to build out fiber broadband to meet the requirements of the USDA ReConnect program in Ottawa and Sandusky County, Ohio over the next five years.

Old Market Capital Corporation (NASDAQ:OMCC) was previously a specialized consumer finance company. After the Company announced the restructuring of its operations in November 2023, the company now operates as a holding company which owns a controlling interest in a broadband company and which seeks to pursue additional controlling interests in other companies and sectors yet to be determined. For an index of Old Market Capital’s new releases or to obtain a specific release, please visit our company’s legacy website at www.nicholasfinancial.com and future website currently under construction, www.oldmarketcapital.com.

Cautionary Note regarding Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” "explore" “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. These statements, are inherently uncertain and subject to certain risks, uncertainties and assumptions that may cause results to differ materially from those expressed or implied in forward-looking statements.